Exhibit 10.6B

HOMETRUST BANK

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME MASTER AGREEMENT

JOINDER AGREEMENT NUMBER 4 FOR DANA L. STONESTREET

WHEREAS, Dana L. Stonestreet (the “Executive”) is a participant in the HomeTrust Bank Executive Supplemental Retirement Income Master Agreement (the “Master Agreement”); and

WHEREAS, the Executive is entitled to benefits under the Master Agreement pursuant to Joinder Agreement Number 1 dated March 17, 1994, Joinder Agreement Number 2 dated August 21, 1996, and Joinder Agreement Number 3 dated March 1, 1998 (including Amendments No. 1 and 2 dated December 18, 2000 and June 20, 2005, respectively).

WHEREAS, HomeTrust Bank (the “Bank”) and the Executive desire to amend, restate, and supplement the aforementioned Joinder Agreements with this Joinder Agreement, which shall known as Joinder Agreement Number 4.

Accordingly, the Bank and the Executive hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Executive, who is currently a participant under the Master Agreement (as such Master Agreement may now exist or hereafter be modified), shall be provided a Supplemental Retirement Income Benefit under this Joinder Agreement Number 4 and the Master Agreement. This Joinder Agreement Number 4 shall reflect the Executive’s entire benefit under the Master Plan, including all preceding Joinder Agreements. For purposes of Section 409 of the Code, the preceding sentence shall not be interpreted as nullifying and replacing the Executive’s benefits previously provided under the previous Joinder Agreements, but rather consolidating and supplementing those benefits under this Joinder Agreement Number 4.

1. The effective date of this Joinder Agreement Number 4 is February 1, 2010.

2. The Supplemental Retirement Income Benefit shall be an annual benefit equal to sixty percent (60%) of the Executive’s highest average compensation for a three (consecutive or nonconsecutive) calendar year period preceding the date the Executive experiences a Separation from Service under the Master Agreement (which period may include the calendar year in which the Separation from Service occurs). This amount shall be known as the “Highest Average Compensation”. For this purpose, only base salary, bonus compensation and amounts deferred from the Executive’s compensation pursuant to an elective deferral by the Executive (regardless of whether the compensation is deferred into a tax-qualified plan or a nonqualified plan) shall be taken into account. Notwithstanding the foregoing, the Executive’s Supplemental Retirement Income Benefit under this Paragraph 2 shall not be less than $350,000, nor more than $425,000.

3. In addition to the Supplemental Retirement Income Benefit under Paragraph 2, the Executive shall be entitled to a separate, additional retirement benefit (the “Additional Benefit”) under the Master Agreement in the annual amount of $16,193.00, subject to an annual adjustment of 5 percent per year, commencing with the second year of the Payout Period (i.e., 19 annual adjustments).

4. The Payout Period for the Supplemental Retirement Income Benefit and Additional Benefit shall be twenty (20) years. Each year’s annual benefit shall be paid in twelve equal monthly installments. The Supplemental Retirement Income Benefit and Additional Benefit are 100 percent vested.

5. The Supplemental Retirement Income Benefit and Additional Benefit shall commence on the first day of the month following the Executive’s Separation from Service, except as required to comply with Section 409A of the Code.

6. In the event of the Executive’s death prior to the receipt of his entire Supplemental Retirement Income Benefit and Additional Benefit, the monthly payments shall continue to be paid for the balance of the Payout Period to his Beneficiary as designated in this Joinder Agreement Number 4 (or a subsequent valid Beneficiary designation), or in the absence of such designation as provided under the Master Agreement.

7. That portion of the Executive’s Supplemental Retirement Income Benefit that was earned and vested as of December 31, 2004, shall be treated as a Pre-2005 Benefit, and as such not subject to Section 409A of the Code, as provided for under the Master Agreement. The portion of the Supplemental Retirement Income Benefit that was earned and vested thereafter and the entire Additional Benefit shall be determined and paid in accordance with Section 409A of the Code.

8. All capitalized terms under this Joinder Agreement Number 4 shall have the same meaning as under the Master Agreement, unless specifically defined herein.

The Executive hereby designates the following person(s) as his Beneficiary of the Supplemental Retirement Income Benefit and Additional Benefit provided under this Joinder Agreement Number 4. The Executive is aware that he can subsequently change such Beneficiary designation by submitting to the Administrator, at any subsequent time, a new written designation of primary and secondary Beneficiaries to whom payment shall be made in the event of the Executive’s death prior to the complete distribution of the Supplemental Retirement Income Benefit and Additional Benefit under this Joinder Agreement Number 4. The Executive understands that any Beneficiary designation made subsequent to the execution of this Joinder Agreement Number 4 relating to this Supplemental Retirement Income Benefit and Additional Benefit shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This document constitutes an individual agreement with the Executive and not a “plan” or a “benefit plan” for accounting purposes. The document shall be administered and interpreted accordingly.

This Joinder Agreement Number 4 has been executed by the parties on this 17th day of May, 2010, but is effective for all purposes (other than as required under Section 409A of the Code) on February 1, 2010.

/s/ Dana L. Stonestreet	May 17, 2010
Dana L. Stonestreet	Date

HomeTrust Bank

By	F. Ed Broadwell, Jr.	May 10, 2010
	(Bank’s duly authorized Officer)	Date